                                                                       EXHIBIT 3

                              EMPLOYMENT AGREEMENT

          THIS EMPLOYMENT AGREEMENT sets forth the agreement reached the 13th day of February, 1996, by and between HENRY A. INGALLS (hereinafter referred to as "Employee") and AgriBioTech, Inc., a Nevada Corporation (hereinafter referred to as "Corporation").

                                 WITNESSETH

          WHEREAS, the Corporation desires to employ the Employee; and

          WHEREAS, the Employee desires to accept such employment with the Corporation; and

          WHEREAS, the Employee and the Corporation desire to set forth their employment relationship in a written agreement.

          NOW THEREFORE, in consideration of the mutual promises and covenants herein set forth, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follow:

ARTICLE 1.00 - EMPLOYMENT

          1.01 EMPLOYMENT. The Corporation hereby offers to employ the Employee upon the terms and conditions hereinafter set forth and the Employee accepts such offer and agrees to abide by the terms and conditions hereof, and the terms and conditions of the Corporation's and its affiliated corporations' Articles of Incorporation, Bylaws and Employee Manual except as otherwise set forth herein. The Employee may elect at any time to be considered a Regular Employee and thereafter will not be considered a Probationary Employee.

          1.02 DUTIES. Employee shall perform all services reasonably required by the Corporation in furtherance of the Corporation's business purposes as determined, from time to time, by the Board of Directors of the Corporation.
The Employee will work only for AgriBioTech, Inc. and its subsidiaries, as may be needed. In addition and as part of his duties hereunder, the Employee shall, if elected to such position, serve as an officer and/or director of the Corporation. Employee's title shall be Vice President, Chief Financial Officer. Employee shall report directly to the President of the Corporation.

ARTICLE 2.00 - TERM AND TERMINATION

          2.01 TERM.   The Corporation agrees to employ the Employee commencing
on April 3, 1996 and continuing for at least four years from the date of employment unless terminated pursuant to 2.02 below.

          2.02 TERMINATION. The Corporation may, by giving zero (0) days notice to the Employee, terminate this Agreement with cause. Notwithstanding the above, this Agreement shall terminate immediately upon the death of the Employee, and shall terminate upon ten (10) working days notice by the Corporation if, in the opinion of the Corporation, Employee becomes unable to perform services required pursuant to this Agreement because of illness or injury. Any decision to terminate this Agreement by the Corporation shall not be voted upon by the Employee in any capacity whatsoever. In no event shall termination of this

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Agreement relieve the parties hereto of any rights or obligation which survive the termination of this Agreement as set forth herein. Termination as a result of ownership or management changes: It is understood and agreed that current management and "control" owners, i.e., Johnny R. Thomas, John C. Francis and Scott J. Loomis desire Employee to become an integral part of the core management team. As such, Employee is to diligently utilize his talents, experience and expertise to rapidly grow the Corporation per the Corporation's goals and objectives. It is understood that both the Corporation and Employee are making at least a four year commitment. In the event there is a material change in ownership or management of the Corporation and at any time thereafter
(i) the Employee is terminated or (ii) in the sole determination of the Employee, there is a significant change in the duties, responsibilities, principal location of employment, or compensation of the Employee, then Employee shall immediately be vested in full on all stock options referenced in Section
3.02 and shall be entitled to receive a payment equal to (a) his full Compensation as set forth in Section 3.01 for three (3) years from the date of such termination or determination, less $1, and (b) other employee benefits for three (3) years from the date of such termination or determination. In addition to the foregoing, for a period of one (1) year following any such change of control or management, Employee shall have the option of terminating this Agreement without justification and, in such event, will be entitled to (i) immediately be vested in the stock options referenced in Section 3.02 which would otherwise become vested on the next anniversary of employment following such termination and (ii) receive his full Compensation as set forth in Section
3.01 and other employee benefits for one (1) year following such termination. In the event Corporation desires to terminate this Agreement without cause, Employee will be entitled to (i) immediately be vested in the stock options referenced in Section 3.02 which would otherwise become vested on the next anniversary of employment following such termination and (ii) receive his full Compensation as set forth in Section 3.01 and other employee benefits for two
(2) years following such termination. In the event Employee desires to terminate this Agreement, Employee agrees to give Corporation a minimum of three (3) months notice and to assist Corporation in all reasonable respects in finding a successor to the Employee's duties and responsibilities and in the transition process.

ARTICLE 3.00 - COMPENSATION

          3.01 SALARY. The Corporation covenants and agrees to pay Employee, as consideration for his services, Compensation consisting of (i) a salary of ONE HUNDRED FIFTY THOUSAND DOLLARS ($150,000.00) per year, (ii) a minimum bonus of 20% of the salary, and (iii) reimbursement of personal expenses or "perquisites" aggregating $20,000 per year. Employee shall be entitled to an increase in the above described Compensation on each anniversary of this Agreement. Such increase will be determined by the Corporation's Board of Directors but shall be in an amount not less than the greater of 5% or general inflation. The salary and perquisites portions of Compensation will be payable in equal bi-weekly installments, less payroll deductions for income tax, FICA, withholding and any other deductions as authorized by the Employee. Minimum bonus will be paid, less applicable payroll deductions, on the date of the first payroll after each anniversary of this Agreement.

          3.02 STOCK OPTIONS. Employee shall be granted 1,250,000 options to purchase the Corporation's common stock. Ownership in said options shall vest on the following schedule:
          A)  250,000 vest at signing of Agreement.

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     B) 250,000 vest on the first anniversary of employment, subject to Employee remaining employed by Corporation.
     C) 250,000 vest on the second anniversary of employment, subject to Employee remaining employed by Corporation.
     D) 250,000 vest on the third anniversary of employment, subject to Employee remaining employed by Corporation.
     E) 250,000 vest on the fourth anniversary of employment, subject to Employee remaining employed by Corporation.

     The options shall be exerciseable at a price of $2.12 per share, at any time, commencing six (6) months after the start of employment through February 12, 2006. The options shall be non-callable and the Corporation shall register the shares underlying said options on the first applicable registration statement filed by the Corporation. Such options shall be Incentive Stock Options to the extent allowed under the Corporation's existing stock option plan. Payment for options exercised may be made by Employee tendering common stock of the Corporation owned by Employee valued at the then current market price of such stock in what is generally referred to as pyramiding. Following exercise of options by the Employee, the Corporation agrees to provide Employee with "stock depreciation rights" to protect the Employee from declines in the value of the Corporation's common stock for the period Employee is not able to sell such stock without (i) being subject to the provisions of Section 16b of the Securities Exchange Act of 1934 and (ii) receiving capital gain treatment for income tax purposes.

     3.03 BONUS. For the purpose of causing Employee's compensation to equal the reasonable value of this services to the Corporation and to reflect any outstanding contribution to Corporation by Employee, the Corporation may pay Employee, in addition to the salary for services described in Section 3.01 above, a bonus in any amount determined by the Corporation in its sole discretion. The bonus, if any, less payroll deductions for income taxes, FICA, withholding and any other deductions authorized by the Employee, shall be paid by the Corporation to the Employee at such time or times as the Corporation in its sole discretion determines.

     3.03 VACATION. During the term of this Agreement, the Employee shall be entitled to a vacation pursuant to the Employee Manual, but not less than three weeks per year during which time Employee's Compensation shall be paid in full. Employee will be granted an accrual for two (2) weeks of vacation upon commencement of employment and will be eligible to take any accrued vacation upon commencement of employment.

     3.04 BENEFITS. During the term of this Agreement, the Employee shall be entitled to receive insurance and other benefits generally available to all employees of the Corporation. In the event Employee elects not to be covered by certain of the Corporation's benefits, the Corporation will contribute the cost it would otherwise incur toward alternate benefits obtained by the Employee.

     3.05 RELOCATION. The Corporation and Employee agree that for the Employee to perform the services required by the Corporation, it will be necessary for the Employee to perform such services in Las Vegas, Nevada and therefore he must relocate to Las Vegas. Employee will not be required to relocate until Corporation has obtained additional funding from its existing levels of at least $5 million. In the event funding of at least such amount is not obtained by July 1, 1996, Employee may terminate this Agreement without obligation to the

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Corporation. The Corporation will reimburse the Employee for the reasonable and necessary expenses of such relocation. Such expenses will include moving of the Employee's household goods, commission and other selling expenses for the sale of the Employee's current residence, and expenses for travel, lodging, meals, etc. for up to two house hunting trips to Las Vegas and the actual relocation. Until Employee completes the relocation, a period not to exceed six months, Corporation and Employee agree that to the extent possible, Employee's work week will be structured to be completed in four consecutive days and the Corporation will pay the costs of Employee's commuting between Las Vegas and Albuquerque and Employee's expenses incurred for lodging, meals and transportation in Las Vegas. Corporation agrees to allow Employee up to ten days of compensated absence for house hunting and physically moving.

     3.06 INDEMNIFICATION. The Corporation agrees to indemnify the Employee to the full extent allowed by the Corporation's Articles of Incorporation and Nevada law with respect to any claim, investigation, proceeding, or action against or involving the Employee relating to this employment by the Corporation. Such indemnification shall include advancement of attorney fees during any such event and shall cover any adverse economic consequences to Employee including judgments, settlements, and attorney fees. Corporation shall obtain Directors and Officers liability insurance to the extent the Corporation determines it is economically desirable as soon as adequate funding is available to the Corporation. This Section 3.06 will survive termination of this Agreement irrespective of the reason for termination.

ARTICLE 4.00 - SPECIFIC OBLIGATIONS OF THE PARTIES

     4.01 CORPORATION'S OBLIGATIONS. The Corporation shall provide the employee with and pay Employee's expenses for the following:
     A. Such equipment, materials and supplies as the Employee requires for the performance of his services.
     B. Costs, including tuition, meals, lodging, and transportation incurred by the Employee to fulfill his duties and responsibilities to the Corporation, including professional dues, publications, and continuing professional education requirements necessary to maintain Employee's status as a Certified Public Accountant, as agreed upon by the Corporation and Employee.

     4.02 EMPLOYEE'S OBLIGATIONS. The Employee agrees that during the term of this Agreement, he shall:
     A. Faithfully and to the best of his ability and skill serve the Corporation and perform his duties pursuant to this Agreement;
     B.  Maintain records in the manner established by the Corporation; and
     C. Keep current all records, reports, insurance records and clerical work required by Corporation.

ARTICLE 5.00 - COVENANTS

     5.01 COVENANT NOT TO COMPETE. The Corporation and Employee acknowledge and confirm that Employee shall not compete with the Corporation while employed or for a two year period after employment ceases.

     5.02  COVENANT FOR PROTECTION OF PROPRIETARY INFORMATION.   The parties
hereto recognize that the Corporation and its affiliated corporations and Employee are desirous of exchanging information during the term of this Agreement and during the period of the time Employee is affiliated with the Corporation and

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its affiliated corporations relating to the research, development, and marketing of seed, seed products, seed related products and technology for application in the general field of farming and ranching and that during the above periods of time, the Corporation and its affiliated corporations may disclose to the Employee certain information pursuant to this Agreement which the Corporation and its affiliated corporations deems proprietary (hereinafter referred to as "Information").

     In order to protect the Information, the parties hereto agree that during the period of Employee's affiliation with the Corporation and its affiliated corporations, and for a period of two (2) years from the termination date of any affiliation with the Corporation and its affiliated corporations, Employee shall not disclose Information it receives or has received from Corporation or its affiliated corporations that is proprietary in nature, including, but not by way of limitation, Information marked PROPRIETARY or CONFIDENTIAL or STRICTLY PRIVATE or INTERNAL DATA, to any other person, firm or corporation, or use it for its own benefit except as provided herein, and shall use no less stringent degree of care to void disclosure or use of such Information than Employee employs with respect to his own proprietary information which it does not wish to be disseminated, published or disclosed.

     The parties hereto agree that Information shall not be deemed proprietary and Employee shall have no obligation with respect to any such Information which:

     A.  Is already known to Employee through lawful channels of communication;
     B.  Is or becomes publicly known through no wrongful act of Employee;
     C. Is rightfully received from a third party without similar restriction and without breach of this Agreement;
     D. Is independently developed by Employee without breach of this Agreement;
     E. Is furnished to a third party by Corporation and its affiliated corporations without a similar restriction on the third party's rights; or
     F. Is approved for release by written authorization of Corporation or its affiliated corporations. Either party may, without breach of this Agreement, disclose Information to the government by reason of a governmental requirement or to a court by reason of operation of law.

     Employee shall not be liable for (1) inadvertent disclosure or use of Information provided that (a) it used not less than the same degree of care in safeguarding such Information as it used for its own Information of like importance, and (b) upon discovery of such inadvertent disclosure or use of such Information, it shall endeavor to prevent any further inadvertent disclosure or use, or (2) unauthorized disclosure or use of Information by persons who are or who have been in its employ, unless it fails to safeguard such Information with not less than the same degree of care as it uses for its own proprietary Information of like importance.

     In the event Information should be lost, stolen or otherwise compromised, the party formerly in possession of that Information shall promptly notify the Corporation by phone, and follow up with a detailed report in writing within ten
(10) days.  A coordinated effort shall then be made to recover such Information.

     All copies of written data delivered by one party hereto to the other party pursuant to this Section shall be and remain the property of such one party, and

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all such written data, and any copies thereof, shall be promptly returned to such one party upon written request, or destroyed at such one party's option.

     Nothing contained in this Section shall be construed as granting or conferring any rights by license or otherwise, expressly, implied, or otherwise for any invention, discovery or improvement made, conceived, or acquired prior to or after the date of this Agreement.

     Employee and Corporation agree that the period set forth herein is reasonable and further that the period set forth herein does not terminate at the termination of this Agreement, but shall continue throughout any period of affiliation, and for a two (2) year period thereafter. This covenant may be enforced by specific performance or any available legal or equitable remedy, including, but not by way of limitation, temporary restraining orders or preliminary and permanent injunctions, and the Corporation and its affiliated corporations shall be entitled to recover from Employee all court costs and reasonable attorney's fees incurred in enforcing this covenant. The remedies hereunder shall not be exclusive of each other, but shall be cumulative.

     5.04 DEFINITION OF AFFILIATION. Affiliation, as used in this Article, shall mean any proprietary, employment or fiduciary relationship of the Employee with the Corporation and its affiliated corporations, including, but not limited to, the position of Employee as director, officer, employee or consultant of the Corporation or its affiliated corporations.

ARTICLE 6.00 - GENERAL MATTER.

     6.01 NEVADA LAW. This Agreement shall be governed by the laws of the State of Nevada and shall be construed in accordance therewith.

     6.02 NO WAIVER. No provision of this Agreement may be waived except by an agreement in writing signed by the waiving party. A waiver of any term or provision shall not be construed as waiver of any other term or provision.

     6.03 BINDING EFFECT. This Agreement shall be binding upon the parties, their heirs, executors, administrators, successors or assignees. The parties agree to do any and all things necessary to effectuate the purpose of this Agreement.

     6.04 CONSTRUCTION. Throughout this Agreement, the singular shall include the plural; the plural shall include the singular; and the masculine and neuter shall include the feminine, wherever the context so requires.

     6.05 TEXT TO CONTROL. The headings of articles and sections are included solely for convenience of reference. If any conflict between any heading and the text of this Agreement exists, the text shall control.

     6.06 SEVERABILITY.   If any provision of this Agreement is declared by an
court of competent jurisdiction to be invalid for any reason, such invalidity shall not affect the remaining provisions. On the contrary, such remaining provisions shall be fully severable, and this Agreement shall be construed and enforced as if such invalid provisions never had been inserted in this Agreement.


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     6.07 AMENDMENT. This Agreement may be amended, altered or revoked at any time, in whole or in part, by filing with this Agreement a written instrument setting forth such charges, signed by the Corporation and the Employee.

     6.08 NOTICES. All notices required to be given by this Agreement shall be made in writing either by:

     A. Personal delivery to the party requiring notice and securing a written receipt, or
     B. Mailing notice in the U.S. mails to the last known address of the party requiring notice, which shall be the address shown on the records of the Corporation for the Employee, by certified mail, return receipt requested.

     The effective date of the notice shall be the date of the written receipt received upon delivery in Paragraph A above or four (4) days after the date the notice was delivered to the U.S. mail as posted on the receipt in Paragraph B above.

     The parties hereby execute this Employment Agreement on the day and year first written above.

                                                 AGRIBIOTECH, INC.

                                               /s/ Johnny R. Thomas
                                          -------------------------------
                                          Johnny R. Thomas, President/CEO

EMPLOYEE:

/s/ Henry A. Ingalls
- - --------------------
Henry A. Ingalls


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